Exhibit 4.45

Supplementary Loan Agreement

Party A (Lender): Techlong International Investment Limited

Party B (Borrower): ECMOHO Limited

Party C (Pledgor): Uhealth Limited

Party D (Guarantor): Zeng Qingchun

Whereas, Party A and ECMOHO Limited executed two Loan Contracts (hereinafter collectively referred to as the "Original Loan Contracts") on November 12, 2019, where Party B borrowed a total of USD 2,000,000 (Two Million US Dollars) from Party A. After friendly negotiation, the four parties hereto have agreed to extend all the terms of the Original Loan Contracts to May 31, 2020, and all the terms of the Original Loan Contracts shall be replaced with the provisions of this Supplementary Agreement as of June 1, 2020.

Article 1 Party A and Party B make the following changes to the repayment method stipulated in the Loan Contracts: from June 2020 to December 2020, Party B shall repay USD 37,500 (Thirty-seven Thousand and Five Hundred US Dollars) and interest to Party A at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan). In view of the impact of the COVID-19 on Party B's business, Party A agrees to exempt Party B from the cumulative interest payable of USD 175,000 (One Hundred and Seventy-five Thousand US Dollars) under the premise that Party B has repaid the 2020 loan principal of USD 262,500 (Two Hundred Sixty-two Thousand and Five Hundred US Dollars) as agreed. In 2021, Party B undertakes to repay the loan principal of USD 750, 000 (Seven Hundred and Fifty Thousand US Dollars) to Party A, and to repay the principal and interest at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan). In 2022, Party B undertakes to repay the loan principal of USD 987,500 (Nine Hundred Eighty-seven Thousand and Five Hundred US Dollars) to Party A, and to repay the principal and interest at the beginning of each month (for details, please refer to Annex 1: Statement of the Principal and Interest of the Loan).If Party B fails to repay the principal and interest on the agreed repayment date, the interest payable exempted by Party A shall be halved, and Party B shall immediately repay the cumulative interest payable of USD 87,500 (Eighty-seven Thousand and Five Hundred US Dollars) to Party A.

Article 2 Party C shall pledge to Party A part of its equity in Party B of 1,000,000 shares (one million shares) as a guarantee for Party B to perform its debts. Party D guarantees to Party A that Party B will perform its obligations hereunder.

Article 3 Party C shall register the equity pledge within 30 days after the entry into force of this Agreement.

Article 4 Party C guarantees that it legally owns the corresponding equity of ECMOHO Limited and there is no equity dispute.

Article 5 Party A shall, within 3 days after the realization of the claim secured by Party C or the termination of the pledge right, actively assist Party C in the de-registration of the equity pledge.

Article 6 The parties hereby acknowledge and agree that the pledge right and guarantee liability under this Agreement shall be terminated if one of the following conditions is satisfied:

1. Where Party A's claim is realized;

2. Where Party B has otherwise provided Party A with the equivalent collateral and pledge, and completed the relevant registration and filing procedures;

3. Where the contract under which the claim is secured is invalid or cancelled.

Article 7 This Agreement shall be governed by the laws of the People's Republic of China. The parties hereto agree that they will make every reasonable efforts to resolve any dispute arising herefrom through friendly negotiation. If no agreement is reached regarding such dispute within one month, any party hereto may submit the same to Shanghai International Economic and Trade Arbitration Commission (SIETAC) for arbitration in accordance with its rules then in effect.

Article 8 In case of any conflict between this Agreement and the Original Contracts, this Agreement shall prevail. This Agreement shall take effect from the date when the four parties sign and affix their seals. This Agreement is made in four (4) counterparts, with each party holding one (1) counterpart respectively.

Party A: Techlong International Investment Limited (seal) /s/ Chang, Ching-Yi	Party B: ECMOHO Limited (seal)
Party C: Uhealth Limited (seal)	Party D: /s/ Zeng Qingchun

Date: May 29, 2020

Annex 1: Statement of the Principal and Interest of the Loan

Repayment date	Principal to be Paid	Balance of Loan	Days of Loan	Interest	Interest till May 2020	Total of Principal and Interest
2020/6/1	37,500	1,962,500	1	8.22	122,167.59	159,675.81
2020/7/1	37,500	1,925,000	31	254.80	-	37,754.80
2020/8/1	37,500	1,887,500	62	509.59	-	38,009.59
2020/9/1	37,500	1,850,000	93	764.38	-	38,264.38
2020/10/1	37,500	1,812,500	123	1,010.96	-	38,510.96
2020/11/1	37,500	1,775,000	154	1,265.75	-	38,765.75
2020/12/1	37,500	1,737,500	184	1,512.33	-	39,012.33
2021/1/1	62,500	1,675,000	215	2,945.21	-	65,445.21
2021/2/1	62,500	1,612,500	246	3,369.86	-	65,869.86
2021/3/1	62,500	1,550,000	274	3,753.43	-	66,253.43
2021/4/1	62,500	1,487,500	305	4,178.08	-	66,678.08
2021/5/1	62,500	1,425,000	335	4,589.04	-	67,089.04
2021/6/1	62,500	1,362,500	366	5,013.70	-	67,513.70
2021/7/1	62,500	1,300,000	396	5,424.66	-	67,924.66
2021/8/1	62,500	1,237,500	427	5,849.32	-	68,349.32
2021/9/1	62,500	1,175,000	458	6,273.97	-	68,773.97
2021/10/1	62,500	1,112,500	488	6,684.93	-	69,184.93
2021/11/1	62,500	1,050,000	519	7,109.59	-	69,609.59
2021/12/1	62,500	987,500	549	7,520.55	-	70,020.55
2022/1/1	82,500	905,000	580	10,487.67	-	92,987.67
2022/2/1	82,500	822,500	611	11,048.22	-	93,548.22
2022/3/1	82,500	740,000	639	11,554.52	-	94,054.52
2022/4/1	82,500	657,500	670	12,115.07	-	94,615.07
2022/5/1	82,500	575,000	700	12,657.54	-	95,157.54
2022/6/1	82,500	492,500	731	13,218.08	-	95,718.08
2022/7/1	82,500	410,000	761	13,760.55	-	96,260.55
2022/8/1	82,500	327,500	792	14,321.10	-	96,821.10
2022/9/1	82,500	245,000	823	14,881.65	-	97,381.65
2022/10/1	82,500	162,500	853	15,424.11	-	97,924.11
2022/11/1	82,500	80,000	884	15,984.66	-	98,484.66
2022/12/1	80,000		914	16,026.30	-	96,026.30
Total	2,000,000			229,517.81	122,167.59	2,351,685.40

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